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                                                                   Exhibit 10.35

        Summary of Compensation Arrangements for Named Executive Officers
                     and Directors of Birds Eye Foods, Inc.

Description of Compensation Arrangements for Named Executive Officers

The two major components of compensation paid to the Named Executive Officers (as that term is defined in Item 402(a)(3) of Regulation S-K of the Securities Exchange Act of 1934) of Birds Eye Foods, Inc. are (i) base salary and (ii) annual cash bonus. Named Executive Officer's are also entitled to: (i) participate in the Company's qualified and non-qualified 401K plans, health insurance program, long-term and short-term disability insurance programs, and life insurance programs, (ii) paid time off (vacation/sick leave) and (iii) certain perquisites, which include such items as car allowances, other travel related expenses, assistance with relocation, and services for financial planning. Mr. Mullen, Mr. Powers, and Mr. Caughran also participate in the Company's Master Salaried Retirement Plan for which the benefits freeze September 30, 2006. Mr. Harrison and Mr. Montgomery joined the Company after the plan was frozen and therefore are not entitled to participate.

Generally, annual cash bonus compensation for the Named Executive Officers, other than Mr. Harrison, is pursuant to the Company's Management Incentive Program (filed as Exhibit 10.5 to the Company's Form 10-K Equivalent for the fiscal year ended June 24, 2006). Under this program, the performance targets for Birds Eye Foods are established annually by the Birds Eye Foods Compensation Committee of the Birds Eye Foods Board of Directors. The Performance Targets are Birds Eye Foods Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) pre-incentives and other criteria determined by the Board of Directors'.

The compensation arrangements for the Company's Named Executive Officers in fiscal 2006 are described in the Company's Form 10-K Equivalent for the fiscal year ended June 24, 2006. The base salaries and target bonus percentages for the following Named Executive Officers for fiscal 2007 are as follows:

Name and Principal Position                  Salary           Target Bonus
----------------------------------------   -------------------------------------
Neil Harrison
   Chairman of the Board, President, and
   Chief Executive Officer                 $ 625,000   $400,000

Earl L. Powers                             $ 336,600   50% of salary paid during
   Executive Vice President and Chief                  fiscal year
   Financial Officer and Secretary

Carl W. Caughran                           $ 291,413   50% of salary paid during
   Executive Vice President - Specialty                fiscal year
   Food Group

Robert G. Montgomery                       $ 257,209   50% of salary paid during
   Senior Vice President - Frozen Sales                fiscal year

Each of the Named Executive Officers, other than Neil Harrison, is an "at-will" employee of the Company and serves at the pleasure of the Board of Directors. Pursuant to Mr. Harrison's employment agreement dated September 2, 2005 (filed as Exhibit 10.31 to the Company's Form 10-K Equivalent for the fiscal year ended June 25, 2005), Mr. Harrison's targeted annual bonus will be no less than $350,000, and he is eligible for a bonus of at least $400,000 upon the achievement of "Superior Bonus Criteria" as defined by the Board of Directors. In addition, and as more fully described in Mr.



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Harrison's employment agreement, Mr. Harrison is eligible to participate in all the Company's benefit, welfare and fringe benefit plans and programs and in addition will be provided with a term life insurance policy of up to $1,500,000, provided, however that the total cost of such insurance is no more than $12,000 per year. Mr. Harrison is also being provided with assistance for his relocation to Rochester, New York.

Description of Compensation Arrangements for Directors

The directors serving on Birds Eye Foods' Board of Directors who are employees of Vestar Capital Partners and the Management Director are not entitled to an annual retainer. All other directors are paid an annual retainer of $14,000 each, $3,500 for each board meeting attended in person, and $1,000 for each subcommittee meeting attended. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of the Board.